SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a)of the Securities Exchange Act of 1934
                                (Amendment No. 2)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant   [ ]
Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

          Swift Energy Income Partners 1990-C, Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                              Swift Energy Company
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]   $125 per Exchange Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),  14a-6(i)(2) or
      Item  22(a)(2) of  Schedule  14A.
[ ]   $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(4).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1) Title of each class of securities to which transaction applies:
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      2) Aggregate number of securities to which transaction applies:
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      3) Per unit  price  or other  underlying  value  of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
      4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
      5) Total fee paid:
         -----------------------------------------------------------------------
[X]   Fee paid previously with preliminary materials.
[ ]   Check box if any part of the fee is offset as provided by Exchange  Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)  Amount Previously Paid:
             ----------------------------------------------
         2)  Form, Schedule or Registration Statement No.:
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         3)  Filing Party:
             ----------------------------------------------
         4)  Date Filed:
                         ----------------------------------

                                                              September 30, 1997



Dear Limited Partner:

     Enclosed is a proxy statement and related information pertaining to a proposal to sell all of the Partnership's properties and dissolve and liquidate the Partnership. In order for the sale and liquidation to take place, Limited Partners holding a majority of the outstanding Units must approve this proposal. It is important that you review the enclosed materials before voting on the proposal. The Managing General Partner recommends that you vote in favor of such sale and liquidation for a number of reasons. See "The Proposal--Reasons for the Proposal" and "Recommendation of the Managing General Partner."

     Swift Energy Income Partners 1990-C, Ltd. has been in existence for almost seven years, and most of its properties were purchased by early 1991. No capital is available for any enhancement activities on the properties or to produce the proved non-producing reserves on those properties. The Partnership's interest in proved producing reserves at January 1, 1997 is only 1,086,000 Mcfe. Thus, even if oil and gas prices were unusually high, there would be little impact upon the Partnership's ultimate economic performance. See "The Proposal--Partnership Financial Performance and Condition." To continue operation of the Partnership means that Partnership direct and administrative expenses (such as costs of audits, reserve reports, and Securities and Exchange Commission filings), as well as the cost of operating the Partnership's properties, will continue while revenues continue to decrease, which may decrease the ultimate funds available for Limited Partners. See "The Proposal--Estimates of Liquidating Distribution Amount." Liquidation of the Partnership's remaining assets at this time will accelerate the receipt by the partners of the remaining cash value of the Partnership.

     If Limited Partners holding a majority of the Units approve this proposal, the Managing General Partner will attempt to complete the sale of all Partnership properties by the end of the first quarter of 1998.

     Included in this package are the most recent financial and other information prepared regarding the Partnership. If you need any further material or have questions regarding this proposal, please feel free to contact the Managing General Partner at (800) 777-2750.

     We urge you to complete your Proxy and return it immediately, as your vote is important in reaching a quorum necessary to have an effective vote on this proposal. Enclosed is a green Proxy, along with a postage-paid envelope addressed to the Managing General Partner for your use in voting and returning your Proxy. Thank you very much.


                                    SWIFT ENERGY COMPANY,
                                    Managing General Partner



                                    By: /s/ A. Earl Swift
                                        ----------------------------------------
                                        A. Earl Swift
                                        Chairman

                    Swift Energy Income Partners 1990-C, Ltd.
                        16825 Northchase Drive, Suite 400
                              Houston, Texas 77060
                                 (281) 874-2700

                  NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS
                           To be held October 30, 1997


     Notice is hereby given that a special meeting of limited partners of Swift Energy Income Partners 1990-C, Ltd. (the "Partnership") will be held at 16825 Northchase Drive, Houston, Texas, on Tuesday, October 30, 1997 at 4:00 p.m. Central Time to consider and vote upon:

         The adoption of a proposal for (a) sale of substantially all of the assets of the Partnership and (b) the dissolution, winding up and termination of the Partnership (the "Termination"). All asset sales and the Termination comprise a single proposal (the "Proposal"), and a vote in favor of the Proposal will constitute a vote in favor of each of these matters.

     A record of limited partners of the Partnership has been taken as of the close of business on September 15, 1997, and only limited partners of record on that date will be entitled to notice of and to vote at the meeting, or any adjournment thereof.

     If you do not expect to be present in person at the meeting or prefer to vote by proxy in advance, please sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope which has been provided for your convenience. The prompt return of the proxy will ensure a quorum and save the Partnership the expense of further solicitation.

                                                    SWIFT ENERGY COMPANY,
                                                    Managing General Partner


                                                    /s/ John R. Alden
                                                    ----------------------------
                                                    JOHN R. ALDEN
                                                    Secretary
September 30, 1997

                    Swift Energy Income Partners 1990-C, Ltd.
                        16825 Northchase Drive, Suite 400
                            Houston, Texas 77060-9468
                                 (281) 874-2700


                    ----------------------------------------

                                 PROXY STATEMENT
                    ----------------------------------------

                                     SUMMARY

     This Proxy Statement is being provided by Swift Energy Company, a Texas corporation (the "Managing General Partner") in its capacity as the Managing General Partner of Swift Energy Income Partners 1990-C, Ltd. a Texas limited partnership (the "Partnership"), to holders of units of limited partnership interests representing an initial investment of $100 per Unit in the Partnership (the "Units"). This Proxy Statement and the enclosed proxy are provided for use at a special meeting of limited partners (the "Limited Partners"), and any adjournment of such meeting (the "Meeting") to be held at 16825 Northchase Drive, Houston, Texas, at 4:00 p.m. Central Time on Thursday, October 30, 1997. The Meeting is called for the purpose of considering and voting upon a proposal to (a) sell substantially all of the assets of the Partnership and (b) dissolve, wind up and terminate the Partnership (the "Proposal"), in accordance with the terms and provisions of Article XVI of the Partnership's Limited Partnership Agreement dated September 30, 1990 (the "Partnership Agreement"), and the Texas Revised Limited Partnership Act (the "Texas Act"). This Proxy Statement and the enclosed proxy are first being mailed to Limited Partners on or about October 6, 1997.

     Under Article XVI.C of the Partnership Agreement, the affirmative vote of Limited Partners holding at least 51% of the Units then held by Limited Partners as of the Record Date (as defined) is required for approval of the Proposal. Each Limited Partner appearing on the Partnership's records as of September 15, 1997 (the "Record Date"), is entitled to notice of the Meeting and is entitled to one vote for each Unit held by such Limited Partner. Under Article XX.H of the Partnership Agreement, the General Partners may not vote any limited partnership Units owned by them for matters such as the Proposal. VJM
Corporation, a California corporation, the Special General Partner of the Partnership, owns a 1% interest in the Partnership as a General Partner, but owns no Units. The Managing General Partner currently owns approximately 6.26% of all outstanding Units. Therefore, the affirmative vote of holders of 51% of the remaining Units is required to approve the proposed sale.

     The Partnership's assets consist of working interests in producing oil and gas properties (the "Property Interests"). The Property Interests are burdened by a single net profits interest in the producing oil and gas properties granted to an affiliated companion partnership, Swift Energy Managed Pension Assets Partnership 1990-C, Ltd. (the "Pension Partnership"). Upon approval of the Proposal by the Limited Partners, the Managing General Partner intends to sell substantially all of the Partnership's Property Interests, together with the Pension Partnership's net profits interest in the same properties, in a sale or series of sales, use the proceeds to pay or provide for the payment of liabilities, and then wind up the affairs of the Partnership.

     Neither the Managing General Partner nor any of its affiliates will purchase any of the Partnership's Property Interests at auction or in negotiated transactions, although it is possible that if a Property Interest cannot be sold to a third party at auction or on a negotiated basis, (which usually occurs because a property has no appreciable value, often accompanied by the fact that the property requires expenditures to plug and abandon wells), such Property Interests may be conveyed to the Managing General Partner or the property's operator for no consideration if necessary to dispose of such interest. The Managing General Partner is not currently aware of any Property Interests owned by the Partnership which are likely to be conveyed in this manner.

     The total PV-10 Value of the Partnership's reserves as of December 31, 1996 was $1,187,752. During 1996, approximately 80% of the Partnership's revenue was attributable to natural gas production. For more information, see the attached Annual Report on Form 10-K for the year ended December 31, 1996 and the Form 10-Q for the second quarter of 1997.

     It is highly likely that the Property Interests will be sold in a series of sales rather than in a single transaction. All sales of the Partnership's Property Interests will be made through the auction process or through negotiated transactions to unaffiliated third parties. The Managing General Partner anticipates that most of the Partnership's Property Interests will be sold at auction (together with the net profits interest owned by the Pension Partnership) conducted by the Oil & Gas Asset Clearinghouse (the "O&G Clearinghouse"), or a similar company engaged in auctions of oil and gas properties, although some of the Partnership's Property Interests may be sold in negotiated transactions with third parties. See "Steps to Implement the Proposal--Negotiated Sale." The Managing General Partner will not begin the sales process until the Proposal has been approved by the Limited Partners. The Managing General Partner is asking for approval of the Proposal prior to offering the Partnership's Property Interests for sale to avoid delay in selling the Property Interests. Furthermore, as the Managing General Partner must sell the Partnership's Property Interests in its oil and gas properties together with the net profits interests in those same properties owned by the pension partnerships and several other Partnerships which it manages, solicitation of approval of each purchase offer from all of the partnerships would be impractical.

     It is possible, though unlikely, that less than all of the Partnership's Property Interests will be sold. See "The Proposal--Steps to Implement the Proposal--Negotiated Sale." The Managing General Partner anticipates that the majority of sales will be made by the end of the first quarter of 1998. The sale of Partnership Property Interests that account for at least 662/3% of the total value of the Partnership Property Interests will cause the Partnership to dissolve automatically under the terms of the Partnership Agreement and the Texas Act.

     Currently there are no buyers for the Property Interests and the price at which they will be sold has not yet been determined. The Managing General Partner cannot accurately predict the prices at which the Property Interests ultimately will be sold. See "The Proposal--Estimates of Liquidating Distribution Amount." In addition to the foregoing, there are some risks involved in the Proposal. See "Risk Factors." Any Partnership Property Interests that are not sold at auction may be sold pursuant to negotiated sales to third parties.

                         PARTNERSHIP PROPERTY INTERESTS

     The chart below presents information on those fields in which the Partnership has a Property Interest which constitutes 10% or more of the Partnership's PV-10 Value at January 1, 1997. The information below includes the location of each field, the number of wells and operator(s), together with information on the percentage of the Partnership's total PV-10 Value ($_____) on January 1, 1997 attributable to each of these fields. Information is also provided regarding the percentage of the Partnership's production for the eighteen months ended June 30, 1997 on a volumetric basis from each of these fields. On a volumetric basis, the percentage of the PV-10 Value at January 1, 1997 of these fields attributable to natural gas ranged between 87.8% and 99.6%, and most of the production from these fields (in excess of 73% in every case during past eighteen months) has been natural gas.

     Of the remaining ___ fields in which the Partnership owns a Property Interest, ___ fields each comprise less than __% of the Partnership's PV-10 Value at January 1, 1997 and the PV-10 Value of each of the other ___ fields average ___% of the Partnership's PV-10 Value at the same date.



                                       Cody        Baker                   9
                            Velrex     Bell        Ranch      Key        Other
                             Field    Field        Field     Field       Fields
                          -------------------------------------------------------
                          Schleicher Schleicher Schleicher  Wheeler    TX (26);
County and State            County,    County,    County,   County,    LA (12);
                             Texas      Texas      Texas     Texas     OK (3)
                          ......................................................
Number of Wells               14          4          9         2         41
                          ......................................................
Operator                     Swift    Swift      Swift and   Swift    Swift and
                                                 2 others              5 others
                          ......................................................

% of 1/1/97 PV-10 Value      35.0%     14.4%      13.1%       12.7%     24.8%
                          ......................................................
% of Total Production for
 18 months ended 6/30/97
 (Vol.)
                           .....................................................




                             SPECIAL CONSIDERATIONS

Reasons for the Proposal

     Sale of the Partnership's assets and liquidation of the Partnership are being proposed for Limited Partner approval in an attempt to realize the highest value for the Partnership's Property Interests. The reasons for proposing the sale of the Partnership's Property Interests at this time are described in detail under "The Proposal -- Reasons for the Proposal." In summary, these reasons include: (i) the reduced levels of cash flow from the Partnership's Property Interests, which has resulted in cash distributions to Limited Partners since January 1, 1996 of only $57,000; (ii) the inherent decline in hydrocarbons produced by oil and gas wells over time in the absence of any further capital expenditures on the properties in which the Partnership has a Property Interest;
(iii) the continuation of certain fixed oil field overhead and operating costs ($55,938 in 1996) which are incurred regardless of the level of production; and
(iv) directs costs (audits, reserve reports, partnership filings) and general and administrative costs incurred each year ($100,779 in 1996). Because of the depletion of the Partnership's oil and gas reserves (1,375,776 Mcfe at January 1, 1997) and current low levels of cash flow, the Managing General Partner believes that the Partnership's asset base and future net revenues no longer justify the continuation of the Partnership's operations. It is also the Managing General Partner's belief that improvements over the last several years in the level of oil and gas prices, particularly those for natural gas, make this an appropriate time to consider the sale of the Partnership's Property Interests, and increase the likelihood of maximizing the value of the Partnership's assets, although the level of future prices cannot be predicted with any accuracy. By selling its Property Interests and liquidating the Partnerships, future overhead, direct and general administrative costs can be avoided and the receipt of the value of the Partnership's reserves accelerated so that such funds are received at one time. Such sale and liquidation is viewed by the Managing General Partner as preferable to requiring the periodic sale of a portion of its Property Interests over a long period of time to pay the expenses of future operations and administration.

Fairness of the Proposal

     The Managing General Partner believes that the Proposal to sell the Partnership's Property Interests and liquidate is fair to Limited Partners for several reasons. No such transactions will take place unless the Proposal is approved by a majority of Limited Partners, without the Managing General Partner voting its 6.26% limited partnership interest. The Partnership's Property Interests will be sold to the highest third-party bidder at auction or to the third party which is willing to purchase the interests for the highest price in a negotiated sale.

     Although the estimates contained under "The Proposal--Estimates of Liquidating Distribution Amount" above show that estimated cash distributions to Limited Partners (based on net present value) from continued operations over
twenty  years  would  be   approximately   5.1%  higher  than   estimated   cash
distributions from selling the Partnership's properties and liquidating the Partnership at this time (based on the "high" range of estimates), the Managing General Partner believes there is a substantial advantage in receiving the liquidating distribution in one lump sum currently. The estimates of distributions from continued operations are based upon current prices. It is highly likely that over such a long period of time, oil and gas prices will vary appreciably and possibly widely from the prices used to prepare these estimates. Continued operations over such a long period of time subject Limited Partners to the risk of receiving lower levels of cash distributions if oil and gas prices over this twenty year period are lower on average than those used in preparing the estimates of cash distributions from continued operations. With no further capital to invest, continued operations over twenty years subject Limited Partners to the risks of redeploying possible changes in costs or need for workover or similar significant remedial work on the properties in which the Partnership owns Property Interests, for which the Partnership has no capital. The Managing General Partner also believes that there is an advantage to Limited Partners taking any funds to be received upon liquidation and redeploying those assets in other investments, rather than continuing to receive small distributions over such a long period of time.

            THE PROPOSAL INVOLVES CERTAIN RISKS. SEE "RISK FACTORS."

o If the Proposal is approved, the Limited Partners will not have an opportunity to approve the specific terms of any particular sale of the Property Interests.

o Currently there are no buyers for the Property Interests and the price at which they will be sold has not yet been determined. The Managing General Partner cannot accurately predict the prices at which the Property Interests ultimately will be sold.

o No minimum prices will be established for most of the Property Interests, so there is no guarantee that the Property Interests will be sold at or above their fair market value.

o The sale of the Property Interests is dependent upon the simultaneous sale of the Pension Partnership's interest in the same properties. The failure of the Pension Partnership to approve the proposal could significantly adversely affect the likelihood of the sale of the Property Interests.

o    If the Proposal is adopted,  although a final  liquidating  distribution is
     anticipated,    the   amount    thereof   is   not   assured.    See   "The
     Proposal--Estimates of Liquidating Distribution Amount."

     If the Proposal is not approved by Limited Partners holding 51% or more of the Units held by Limited Partners, the Partnership will continue to exist. In that event, however, due to the expected decline in revenues, the Managing General Partner estimates that a portion of the Partnership's Property Interests ranging from an average of 10% to 15% will need to be sold each year in order to cover future direct costs, operating costs and administrative costs.

       LIMITED PARTNERS ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED
         PROXY AND TO RETURN IT TO THE MANAGING GENERAL PARTNER NO LATER
                             THAN OCTOBER 24, 1997.

                                GLOSSARY OF TERMS


Btu means British Thermal Unit, which is a heating equivalent measure for natural gas.

Mcf means thousand cubic feet of natural gas.

Mcfe means thousand cubic feet of natural gas equivalent, which is determined using the ratio of one barrel of oil, condensate or natural gas liquids to six Mcf of natural gas.

Mmbtu means million British Thermal Units, which is a heating equivalent measure for natural gas.

Net Profits Interest means an interest in oil and gas property which entitles the owner to a specified percentage share of the Gross Proceeds generated by such property, net of aggregate operating costs. Under the NP/OR Agreement, the Pension Partnership received a Net Profits Interest entitling it to a specified percentage of the aggregate Gross Proceeds generated by, less the aggregate operating costs attributable to, those depths of all Producing Properties acquired pursuant to such agreement that are evaluated at the respective dates of acquisition to contain Proved Reserves, to the extent such depths underlie specified surface acreage.

NP/OR Agreement means the form of Net Profits and Overriding Royalty Interest Agreement entered into between the Partnership and the Pension Partnership pursuant to which the Pension Partnership acquired a Net Profits Interest from the Partnership in a group of Producing Properties. The Working Interest in such group of properties is held by the Partnership.

PV-10 Value means the estimated future net revenue to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%; these amounts are calculated net of estimated production costs and future development costs, using prices and costs in effect as of a certain date, without escalation and without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense or depreciation, depletion and amortization.

Producing Properties means Properties (or interests in properties) producing oil and gas in commercial quantities, or containing shut-in wells capable of such production, or properties which are acquired as an incidental part of the acquisition of such properties. Producing Properties shall include associated well machinery and equipment gathering systems, storage facilities or processing installations or other equipment and property associated with the production and field processing of oil or gas. Interests in Producing Properties may include Working Interests, production payments, Royalty Interests, Overriding Royalty Interest, Net Profits Interests, and other nonoperating interests. Producing Properties may include gas gathering lines or pipelines. The geographical limits of a Producing Property may be enlarged or contracted on the basis of subsequently acquired geological data to define the productive limits of a reservoir, or as a result of action by a regulatory agency employing such criteria as the regulatory agency may determine.

Proved Reserves means those quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved Reserves are limited to those quantities of oil and gas which can be reasonably expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods.

Royalty Interest means a fractional interest in the gross production, or the Gross Proceeds therefrom, of oil and gas and other minerals under a lease; free of any expenses of exploration, development, operation and maintenance.

Working Interest means the operating interest under an oil, gas and mineral lease or other property interest covering a specific tract or tracts of land. The owner of a Working Interest has the right to explore for, drill and produce the oil, gas and other minerals covered by such lease or other property interest and the obligation to bear the costs of exploration, development, operation or maintenance applicable to his interest.

                               GENERAL INFORMATION

Vote Required

     According to the terms of the Partnership Agreement, approval of the Proposal requires the affirmative vote by the holders of at least 51% of the Units held by Limited Partners. Therefore, an abstention by a Limited Partner will have the same effect as a vote against the Proposal. This solicitation is being made for votes in favor of the Proposal (which will result in liquidation and dissolution). As of the Record Date, 53,405 Units were outstanding and were held of record by 502 Limited Partners (excluding the Managing General Partner's Units). Each Limited Partner is entitled to one vote for each Unit held in his name on the Record Date. Accordingly, the affirmative vote of holders of at least 27,236.55 Units is required to approve the Proposal. The Managing General Partner holds 3,547 Units, but, in accordance with Article XX.H of the Partnership Agreement, the Managing General Partner may not vote its Units. The Managing General Partner's non-vote, in contrast to abstention by Limited Partners, will not affect the outcome, because for purposes of adopting the Proposal its Units are excluded from the total number of voting Units.

     The Limited Partners should be aware that once they approve the Proposal pursuant to this Proxy Statement, they will have no opportunity to evaluate the actual terms of any specific purchase offers for the Partnership's Property Interests. See "The Proposal - General" herein. See "The Proposal -- Reasons for the Proposal" and "The Partnership -- Transactions Between the Managing General Partner and the Partnership."

Proxies; Revocation

     A sample of the form of proxy is included in this Proxy Statement. The actual proxy to be used to register your vote on the Proposal is the separate green sheet of paper included with the Proxy Statement. PLEASE USE THE GREEN PROXY TO VOTE UPON THE PROPOSAL.

     If a proxy is properly signed and is not revoked by a Limited Partner, the Units it represents will be voted in accordance with the instructions of the Limited Partner. If no specific instructions are given, the Units will be voted FOR the Proposal. A Limited Partner may revoke his proxy at any time before it is voted at the Meeting. Any Limited Partner who attends the Meeting and wishes to vote in person may revoke his proxy at that time. Otherwise, a Limited Partner must advise the Managing General Partner of revocation of his proxy in writing, which revocation must be received by the Managing General Partner at 16825 Northchase Drive, Suite 400, Houston Texas 77060 prior to the time the vote is taken.

No Appraisal or Dissenters' Rights Provided

     In connection with the proposal to sell substantially all the assets and liquidate the Partnership, Limited Partners are not entitled to any dissenters' or appraisal rights such as would be available to shareholders in a corporation engaging in a merger. Dissenting Limited Partners are protected under state law by virtue of the fiduciary duty of general partners to act with prudence in the business affairs of the Partnership.

Payment of Liquidating Distributions

     Following the approval of the Proposal at the Meeting, Limited Partners will receive a final liquidating distribution in cash from the Partnership as soon as practicable after the affairs of the Partnership have been wound up. The Managing General Partner expects that such payment will be made in late 1997 or early 1998. It will not be necessary for Limited Partners to surrender any certificate or other documents representing their ownership of Units. Payment will be made to each Limited Partner identified on the Partnership's records as of the Record Date, or, upon appropriate written instruction from a Limited Partner, to his assignee.

Solicitation

     The solicitation is being made by the Partnership. The Partnership will bear the costs of the preparation of this Proxy Statement and of the solicitation of proxies and such costs will be allocated 90% to the Limited Partners and 10% to the General Partners with respect to their general partnership interests pursuant to Article VIII.A(v). As the Managing General Partner holds approximately 6.26% of the Units held by all Limited Partners, 6.26% of the costs borne by the Limited Partners will be borne by the Managing General Partner, in addition to its portion borne as a General Partner. Solicitations will be made primarily by mail. In addition to solicitations by mail, a number of regular employees of the Managing General Partner may, if necessary to ensure the presence of a quorum, solicit proxies in person or by telephone. The Managing General Partner also may retain a proxy solicitor to assist in contacting brokers or Limited Partners to encourage the return of proxies, although it does not anticipate doing so. The costs of this proxy solicitation, including legal and accounting fees and expenses, printing and mailing costs, and related costs are estimated to be approximately $30,000.

                                  RISK FACTORS

     A Limited Partner considering whether to vote in favor of the Proposal should give careful consideration to the risks involved, including those summarized below:

Uncertainty of Liquidating Distributions

     While the Managing General Partner is not aware of any unknown liabilities at this time, should any unexpected liabilities come to light prior to making the final liquidating distribution, such liabilities could significantly reduce, or eliminate altogether, such final distribution.

Undetermined Sales Prices; Volatility of Oil and Gas Prices

     Limited Partners will not have an opportunity to approve the specific terms of any particular sale of the Property Interests and anticipated sales prices for the Property Interests may not be achieved. Should domestic gas prices strengthen after the sales of the assets, it is possible that more advantageous sales prices for the properties might have been realized at a later date.

Dependence on Pension Partnership

     If the Partnership approves the proposal to sell its properties but its companion Pension Partnership does not approve the proposal to sell its assets, then the Partnership will be forced to sell its working interests in its properties burdened by the net profits interest owned by the Pension Partnership. This may affect the saleability of the Partnership's properties due to the burden on cash flow caused by the existence of the Pension Partnership's net profits interest. If this burden prevents an economic sale to a third party, then the Managing General Partner will again obtain a third party appraisal of the Partnership's properties and purchase those Property Interests itself for the appraisal price. A third party appraisal will be obtained from J.R. Butler. Therefore, the likelihood of sale of the Partnership's Property Interests will be significantly affected by the ability of the Partnership and its companion Pension Partnership to sell their ownership interests in the same properties together, which in turn is dependent upon approval of the proposal being made to the Partnership and the similar proposal being made simultaneously to the companion Pension Partnership. Failure to approve the proposal by either partnership could significantly adversely affect the sale of properties by the other partnership. See "The Proposal--Simultaneous Proposal to Pension Partnerships."

Prices Used for Calculation of PV-10 Value of Proved Reserves

     The PV-10 Value of the Partnership's proved oil and gas reserves upon which the estimates of the range of liquidating distributions have been calculated using an estimate of 1997 average prices without any escalation of $2.25 per MMBTU. These estimates were based upon pricing scenarios determined by the Managing General Partner and are not the same as those mandated by the Securities and Exchange Commission for reserves disclosures under applicable SEC Rules, which require use of prices at year-end, although the discount rate and lack of escalation are the same. If estimates of reserves and future net revenues had been prepared using December 31, 1996 prices, as mandated by the SEC, reserves, future net revenues and the present value thereof would be significantly higher. These higher prices have not been used because of the fall in prices since year-end 1996 and the Managing General Partner's determination that reserve estimates using 1997 average prices more accurately reflect values likely to be received upon sale of the Partnership's Property Interests within the next six months than estimates based upon year-end 1996 prices. If this assumption is incorrect or prices increase rapidly at the end of 1997, the estimates of the Partnership's PV-10 Value and proceeds receivable upon liquidation of its Property Interests are likely to be too low.

                                  THE PROPOSAL

General

     The Managing General Partner has proposed that the Partnership's properties be sold, the Partnership be dissolved and that the Managing General Partner, acting as liquidator, wind up its affairs and make final distributions to its partners. The Partnership's assets consist of working interests (the "Property Interests") in producing oil and gas properties, which are burdened by a single net profits interest owned by an affiliated partnership (the "Pension
Partnership") also managed by the Managing General Partner and formed at approximately the same time as the Partnership was organized. The non-operating net profits interest was granted to Swift Energy Managed Pension Assets
Partnership 1990-C, Ltd. pursuant to a Net Profits and Overriding Royalty Interest Agreement ("NP/OR Agreement") dated September 30, 1990. The NP/OR Agreement gives the Pension Partnership a net profits interest in the group of producing properties in which the Partnership owns working interests, and entitles the Pension Partnership to receive a portion of the net profits from operation of the group of producing properties owned by the Partnership which are subject to the NP/OR Agreement. The net profits percentage to which the Pension Partnership is entitled is based upon a percentage of the gross proceeds

(reduced by certain costs) from the sale of oil and gas production from these properties.

     The Managing General Partner intends to sell most of the Partnership's Property Interests through auction conducted by the O&G Clearinghouse or a similar company, although some of the Partnership's Property Interests might be sold to a third party in negotiated transactions or to the Managing General Partner or its affiliates under certain circumstances discussed in detail herein. The Managing General Partner expects to sell all properties not sold by auction pursuant to negotiated sales conducted by the Managing General Partner or a third party engaged to dispose of the Partnership's assets. The Partnership, if not terminated earlier, will terminate automatically, pursuant to the terms of the Partnership Agreement, on January 1, 2021.

     The Managing General Partner is an independent oil and gas company engaged in the exploration, development, acquisition and operation of oil and gas properties, both directly and through partnership and joint venture arrangements, and therefore holds various interests in numerous oil and gas properties. Furthermore, the Managing General Partner is the managing general partner of a number of oil and gas partnerships.

Partnership Financial Performance and Condition

     The Partnership owns Property Interests in producing oil and gas properties within the continental United States. By the end of 1991 the Partnership had expended all of its original capital contributions for the purchase of oil and gas producing properties. During 1996 approximately 80% of the Partnership's revenue was attributable to natural gas production. The Partnership has, from time to time, performed workovers and recompletions of Partnership wells, using funds advanced by the Managing General Partner to perform these operations, a portion of which amounts has been subsequently repaid from production.

     The Limited Partners have made contributions of $5,695,200, in the aggregate to the Partnership. The Managing General Partner has made capital contributions with respect to its general partnership interest of $48,087. Additionally, pursuant to the presentment right set forth in Article XVIII of the Partnership Agreement, it purchased 3,547 Units from Limited Partners.

     From inception through January 31, 1997, the Partnership has made cash distributions to its Limited Partners totaling $2,534,900. Through January 31, 1997, the Managing General Partner has received cash distributions from the Partnership of $286,628 with respect to its general partnership interest, and distributions related to its limited partnership interests of $11,051. On a per Unit basis, Limited Partners had received, as of January 31, 1997, $44.51 per $100 Unit, or approximately 44.51% of their initial capital contributions.

     The Partnership acquired its Property Interests at a time when oil and gas prices and industry projections of future prices were much higher than actually occurred in subsequent years. As detailed in the Designated Properties Supplement dated September 12, 1990 regarding Property Interests to be acquired by the Partnership, when the Managing General Partner projected future oil and gas prices to evaluate the economic viability of an acquisition, it compared its forecasts with those made by banks, oil and gas industry sources, the U.S. government, and other companies acquiring producing properties. Acquisition decisions for the Partnership were based upon a range of increasing prices that were within the mainstream of the forecasts made by these outside parties. At the time that the Partnership's Property Interests covering producing properties were acquired, prices averaged about $22.87 per barrel of oil and $2.04 per Mcf of natural gas. Oil and gas prices were expected to escalate during subsequent years of the Partnership's operations. In general, in 1990 and early 1991, all of these sources forecasted increases in product prices that were based upon oil and gas prices at the time, which reflected the invasion of Kuwait by Iraq in the summer of 1990 and the commencement of hostilities in the Gulf War in 1991. The majority of the Partnership's Property Interests were acquired during the fourth quarter of 1990 and the first quarter of 1991 when current prices were predicted to escalate according to certain parameters from that level. Thus the majority of properties were bought upon an evaluated weighted average price of $2.04 per Mcf. The predicted price increases did not occur and prices fell precipitously from 1991 to 1992. The bulk of the Partnership's reserves were produced from 1991-1995 during which time the Partnership's oil prices in fact averaged $16.41 per barrel and natural gas prices averaged approximately $1.75 per Mcf.

     The following graphs illustrate the above factors with respect to gas revenues only, due to the fact that a substantial majority of the Partnership's production to date being natural gas, the bulk of which was produced during the years when gas prices were the lowest.



                            GAS PER MCF
                      ------------------------
YEAR                  ACTUAL          EXPECTED            YEAR            MCFE
----                  ------          --------            ----           ------
1990                   1.86             2.04              1990           253497
1991                   1.63             2.24              1991           806323
1992                   1.80             2.68              1992           704598
1993                   1.96             3.19              1993           527436
1994                   1.89             3.38              1994           463380
1995                   1.44             3.58              1995           357960
1996                   2.02             3.79              1996           305494

[GRAPHIC OMITTED -- Represented by table above.] (Comparison of Gas Prices Expected in 1990 to Gas Prices Actually Received)

[GRAPHIC OMITTED -- Represented by table above.] (Amounts of Production to Date Produced by Year)

Estimates of Liquidating Distribution Amount

     Lower prices also had an effect on the Partnership's interest in proved reserves. Estimates of proved reserves represent quantities of oil and gas which, upon analysis of engineering and geologic data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. When economic or operating conditions change, proved reserves can be revised either up or down. If prices had risen as predicted, the volumes of oil and gas reserves that are economically recoverable might have been higher than the year-end levels actually reported because higher prices typically extend the life of reserves as production rates from mature wells remain economical for a longer period of time. Production enhancement projects that are not economically feasible at low prices can also be implemented as prices rise. At present, because of the small remaining amount of reserves, further price increases would not have a significant impact on the Partnership's performance.

     As required by the Partnership Agreement, the Partnership expended all of the partners' net commitments available for property acquisitions many years ago to acquire Property Interests in producing oil and gas properties. The Partnership's net revenues available for distribution have been reduced by amounts used to pay operating and enhancement costs to the third party operator. The Managing General Partner advanced most of these costs because it felt that such expenditures would increase the value of the properties in which the Partnership has an interest. The Partnership's partnership agreement does not allow additional assessments to be made against any Limited Partners. No material funds are available at the current time from Partnership revenues or other sources to enable the Partnership to make additional capital expenditures and no new capital expenditures are planned. The Managing General Partner anticipates that if sales of the Partnership's properties occur, there will be sufficient cash generated by the sales of the Partnership's properties to make a final liquidating distribution.

     It is not possible to accurately predict the prices at which the Property Interests will be sold. The sales price of the Partnership's properties may vary. Certain Property Interests might sell for a higher price and others for a lower price than those estimated below. The projected range of sales prices below has been based upon estimated future net revenues for the Partnership's Property Interests, using an estimate of 1997 average prices without any escalation of $2.25 per Mmbtu. The "high" range of estimated distributions from liquidation is based upon estimated future net revenues discounted to present value at 10% per annum. The "low" range is 70% of the "high" range estimate. The 1997 price estimate grew out of the pricing scenarios determined by the Managing General Partner, which scenarios are used in various circumstances, including economic modeling of partnership returns and evaluating the economics of property sales or property acquisitions for the Managing General partner or for partnerships managed by the Managing General Partner. These pricing assumptions vary from those mandated by the Securities and Exchange Commission ("SEC") for reserves disclosures under applicable SEC rules, which require use of prices at year-end, although the discount rate and lack of escalation are the same. If estimates of reserves and future net revenues had been prepared using December 31, 1996 prices, as mandated by the SEC, reserves, future net revenues and the present value thereof would be significantly higher. The Managing General Partner has determined not to use these higher prices because current estimates of 1997 average prices more accurately reflect prices purchasers of properties are willing to pay, rather than higher values which do not reflect the decrease in prices since year-end 1996. For example, the weighted average price of gas received by the Partnership for the first six months of 1997 was $2.35 per Mcf, as compared to $4.72 per Mcf at December 31, 1996. On July 1, the Managing General Partner's estimated weighted average price of gas for the remainder of 1997 was $2.58 per Mcf.

     Set forth in the table below are estimated proceeds that the Partnership may realize from sales of the Partnership's properties, estimated expenses of the related dissolution and liquidation of the Partnership, and the estimated amount of net distributions available for Limited Partners as a result of such sales.



           Range of Limited Partners' Share of Estimated Distributions from Property Interest Sales and Liquidation

                                                            Projected Range
                                                          ----------------------
                                                             Low         High
                                                          ---------   ----------
Net Sales Proceeds(1)                                     $ 759,192   $1,107,046

Partnership Dissolution Expenses(2)                       $ (27,000)  $ (27,000)
                                                          ----------  ----------
Net Distributions payable to Limited Partners             $ 732,192   $1,080,046
                                                          ==========  ==========

Net Distributions per $100 Unit                           $   12.86   $    18.96
                                                          ==========  ==========

-------------------

(1) Includes cash and net receivables and payables of the Partnership, net of selling expenses estimated to be 7% of sales proceeds.

(2) Includes Limited Partners' share of all costs associated with dissolution and liquidation of the Partnership.



     If, on the other hand, the Partnership were to retain its Property Interests and continue to produce those properties until depletion, the table below estimates the return to Limited Partners, discounted to present value, based upon the same pricing and discount assumptions used above. The estimates of the present value of future net distributions have been further reduced by continuing audit, tax return preparation and reserve engineering fees associated with continued operations of the Partnership, along with direct and general and administrative expenses estimated to occur during this time. Such estimates do not take into account any sale of a portion of the Partnership's Property Interests necessary in order to generate sufficient cash proceeds to pay general, administrative and operating expenses, which would reduce the revenues of the Partnership. Moreover, the following estimated future net revenues do not take into account any growth in payables which might be incurred by the Partnership due to needed future maintenance of remedial work on the Partnership's properties.

                     Estimated Share of Limited Partners'
                   Net Distributions from Continued Operations

                                                                     Projected
                                                                    Cash Flows
                                                                    ----------

Future Net Revenues (over 20 years)(1)                             $ 1,902,168

Partnership Direct and Administrative Expenses(2)                  $  (105,540)
                                                                   -------------
Net Distributions to Limited Partners (payable over 20 years)(3)   $ 1,796,628
                                                                   =============

Net Distributions per $100 Unit(4)                                 $     31.55

Present Value of Net Distributions per $100 Unit(5)                $     19.93

-------------------

(1) Includes cash and net receivables and payables of the Partnership. Limited Partners' future net revenues are based on the reserve estimates at December 31, 1996 assuming unescalated prices based on predictions of 1997 average prices. To a limited extent, future net revenues may be influenced by a material change in the selling prices of oil or gas. For further discussion of this, see "--Reasons for the Proposal." The actual prices that will be received and the associated costs may be more or less than those projected. See "The Partnership--Partnership Financial Condition and Performance."

(2) Includes Limited Partners' share of general and administrative expenses, and audit, tax, and reserve engineering fees.

(3) Based upon the Partnership's reserves having a projected 20-year life, assuming flat pricing. To a limited extent, net distributions may be influenced by a material change in the selling prices of oil or gas. For further discussion of this, see "--Reasons for the Proposal." The actual prices that will be received and the associated costs may be more or less than those projected.

(4) Does not reflect effect of intermittent sales of Property Interests to pay administrative costs once the properties no longer generate sufficient revenues to cover such costs. The Managing General Partner estimates that Property Interests ranging from an average of 10% to 15% of the value of the Partnership's properties would have to be sold each year to cover such costs.

(5)  Discounted at 10% per annum.

     Among factors which can affect the ultimate sales price received for Partnership Property Interests are the following:

     (1) The above cases presume that 100% of the Partnership's Property Interests will be sold.

     (2) In certain instances, the Partnership, together with the Pension Partnerships which will be offering its net profits interest in the properties in which the Partnership owns Property Interests, will own a large enough interest in the properties to allow the purchaser to designate a new operator of the properties, which normally increases the amount that a purchaser is willing to pay.

     (3) Changes in the market for gas or oil may affect the pricing assumptions used by purchasers in evaluating property value and possible purchase prices.

     (4) Different evaluations of the amount of money required to be spent to enhance or maintain production may have a significant effect upon the ultimate purchase price.

     (5) In certain instances, the Managing General Partner may set minimum bidding prices for those properties offered at auction, which may not be met.

     (6) The Managing General Partner may choose to package certain less attractive properties together with other properties in order to enhance the likelihood of their sale. Such packaging could result in a significant discount by prospective purchasers of the value of the Partnership's more productive properties contained in such packages.

     The Partnership Agreement authorizes the Managing General Partner to sell the Partnership Property Interests at a price that the Managing General Partner deems reasonable. The proceeds of all sales, to the extent available for distribution, are to be distributed to the Limited Partners and the General Partners in accordance with Article XVI.E of the Partnership Agreement as follows. After use of available proceeds from property sales to reserves for contingent or unforeseen liabilities of the Partnership, the proceeds are to be used to repay the capital accounts of the Partners whose capital accounts have not yet been repaid. The amounts finally distributed will depend on the actual sales prices received for the Partnership assets, results of operations until such sales and other contingencies and circumstances.

Fairness of the Proposal; Comparison of Sale Versus Continuing Operations

     Based on the above tables, it is estimated that a Limited Partner could expect to receive from $12.86 to $18.96 per $100 Unit upon immediate sale of the Partnership Property Interests. In comparison, it is estimated that a Limited Partner could expect to receive approximately $19.93 per $100 Unit, discounted to present value ($31.55 per $100 Unit over 20 years on an undiscounted basis) over the life of its Property Interests, if the Partnership continued operations.

     Although the estimates contained under "The Proposal--Estimates of Liquidating Distribution Amount" above show that estimated cash distributions to Limited Partners (based on net present value) from continued operations over
twenty  years  would  be   approximately   5.1%  higher  than   estimated   cash
distributions from selling the Partnership's properties and liquidating the Partnership at this time (based on the "high" range of estimates), the Managing General Partner believes there is a substantial advantage in receiving the liquidating distribution in one lump sum currently. The estimates of distributions from continued operations are based upon current prices. It is highly likely that over such a long period of time, oil and gas prices will vary appreciably and possibly widely from the prices used to prepare these estimates. Continued operations over such a long period of time subject Limited Partners to the risk of receiving lower levels of cash distributions if oil and gas prices over this twenty year period are lower on average than those used in preparing the estimates of cash distributions from continued operations. With no further capital to invest, continued operations over twenty years subject Limited Partners to the risks of possible changes in costs or need for workover or similar significant remedial work on the properties in which the Partnership owns Property Interests, for which the Partnership has no capital. The Managing General Partner also believes that there is an advantage to Limited Partners taking any funds to be received upon liquidation and redeploying those assets in other investments, rather than continuing to receive small distributions over such a long period of time.

     Such estimates are based on December 31, 1996 reserve estimates assuming unescalated pricing throughout the remaining life of the properties in which the Partnership owns an interest. The actual prices that will be received and the associated costs may be more or less than those projected. See "--Estimate of Liquidating Distribution Amount."

Reasons for the Proposal

     The Managing General Partner believes that it is in the best interest of the Partnership and the Limited Partners for the Partnership to sell its properties at this time and to dissolve the Partnership and make a final liquidating cash distribution to its partners for the reasons discussed below.

     Potential Liquidating Distribution. After the sale of the Partnership's Property Interests, there will be funds available for a liquidating distribution. As discussed above, the Managing General Partner believes that the ability to receive the estimated liquidating distribution in one lump sum currently, rather than in smaller amounts over a 20 year period, is one of the benefits of the Proposal, without the continuing risk of such potential distributions being negatively affected by oil and gas price decreases. A vote in favor of the proposal thus might have the effect of making additional funds currently available to the Limited Partners.

     Small Amount of Remaining Assets in Relation to Expenses. As of December 31, 1996, approximately 72% of the Partnership's ultimate recoverable reserves had been produced, and the Limited Partners' share of the Partnership's interest in remaining reserves, before any reduction for outstanding payables, is estimated to be less than 1,376,000 Mcfe. The Partnership's share of oil and gas reserves are expected to continue to decline as remaining reserves are produced. Distributions to partners in recent years have declined and are not expected to increase appreciably. Declines in well production are based principally upon the maturity of the wells, not on market factors. Each producing well requires a certain amount of overhead costs, as operating and other costs are incurred regardless of the level of production. Likewise, direct costs and/or general and administrative expenses such as compliance with the securities laws, producing reports to partners and filing partnership tax returns do not decline as revenues decline. As a result of the depletion of the Partnership's oil and gas reserves, the Managing General Partner believes the Partnership's asset base and future net revenues no longer justify the continuation of operations. Consequently, the Managing General Partner expects that the Partnership will have to start selling a portion of its Property Interests to pay the expenses of future operations and administration. By accelerating the liquidation of the Partnership, those future administrative costs can be avoided and the receipt of the remaining cash value of the interests of the Limited Partners in the Partnership can be accelerated.

     Effect of Gas Prices on Value. The Managing General Partner believes that the key factor affecting the Partnership's long-term performance has been the decrease in oil and gas prices that occurred subsequent to the purchase of the Partnership's properties. Additionally, prices are expected to continue to vary widely over the remaining life of the Partnership, and such changes in gas prices will affect future estimates of revenues from continued operations of the Partnership. Based on 1996 year-end reserve calculations, the Partnership had only about 28% of its ultimate recoverable reserves, before any reduction for costs, remaining for future production. Because of this small amount of remaining reserves, even if oil and gas prices were to increase in the future, such increases would be unlikely to have a net positive impact on the total return on investment to the partners in view of the expenses of the Partnership as described above.

     Potential of the Properties. Recovery in amounts great enough to significantly impact the results of the Partnership's operations and the ultimate cash distributions can only occur with the investment of new capital. As provided in the Partnership Agreement, the Partnership expended all of the partners' net commitments for the acquisition of Property Interests many years ago, and it no longer has capital to invest in improvement of the properties through secondary or tertiary recovery. No additional development activities are contemplated by the Partnership on the properties in which the Partnership has an interest.

     Orderly Sale of Properties Through Approval of the Proposal. The oil and gas market is volatile, making the sale of the properties at optimal prices very time sensitive. The approval of the Proposal would also allow the Managing General Partner to begin the winding up and dissolution of the Partnership following the final sale of Partnership property. The approval of the Proposal will act as the approval of all future asset sales without the approval by the Limited Partners of the specific terms of such future sales.

     Limited Partners' Tax Reporting. Limited Partners will continue to have a partnership income tax reporting obligation with respect to their Units as long as the Partnership continues to exist. There is no trading market for the Units, so Limited Partners generally are unable to dispose of their interests. See "The Partnership - No Trading Market." The approval of the Proposal would also allow the Managing General Partner to begin the winding up and dissolution of the Partnership. Following the approval of the Proposal and the dissolution and sale of the properties, the Limited Partners will recognize gain or loss or a combination of both under the federal income tax laws. Thereafter, Limited Partners will have no further tax reporting obligations with respect to the Partnership. The dissolution of the Partnership will also allow Limited Partners to take a capital loss deduction for syndication costs incurred in connection with formation of the Partnership. See "Federal Income Tax Consequences."

Simultaneous Proposal to Pension Partnership

     Simultaneously with this proposal to the Partnership's Limited Partners to sell all of its Property Interests, a similar proposal is being made to the limited partners of the companion Pension Partnership which owns a net profits interest in the same properties in which the Partnership owns the working interest. If both Partnerships approve the proposal, then the working interest and non-operating interest will be sold simultaneously.

     If the Partnership approves the proposal but its companion Pension Partnership does not approve the proposal to sell its properties, then the Partnership will be forced to sell its working interests in its properties subject to the net profits interest owned by the Pension Partnership which burdens the Partnership's properties. This may affect the saleability of the Partnership's properties due to the burden on cash flow caused by the existence of the Pension Partnership's net profits interest. If this burden prevents an economic sale to a third party, then the Managing General Partner will again obtain a third party appraisal of the Partnership's properties and purchase those Property Interests itself. The Managing General Partner intends to obtain any such fair market value approval from J.R. Butler and Company.

     If the Partnership does not approve the proposal but its companion Pension Partnership approves the proposal to sell its properties, then the Managing General Partner will attempt to sell the non-operating interest owned by the Pension Partnership to a third party. If no economic sale can be made to a third party, which may occur due to the difficulty in selling a net profits interest in a property when operating and spending decisions are controlled by another entity, then the Managing General Partner will get a fair market appraisal of the value of the Pension Partnership's net profits interest and will purchase the Pension Partnership's non-operating interests itself for the highest price for which such interests are appraised.

     Therefore, the likelihood of sale of the Partnership's Property Interests will be significantly affected by the ability of the Partnership and its companion Pension Partnership to sell their ownership interests in the same properties at approximately the same time, which in turn is dependent upon approval of the proposal being made to the Partnership and the similar proposal being made simultaneously to the companion Pension Partnership. Failure to approve the proposal by either partnership could significantly adversely affect the sale of properties by the other partnership to the NP/OR Agreement.

Steps to Implement the Proposal

     Following the approval of the Proposal, the Managing General Partner intends to take the following steps to implement it:

          1. Make available to the appropriate persons (that is, the third party, if any, handling the negotiated sales and/or the auction house and prospective purchasers) the following types of data:

          o    Engineering and Geological Data
               - Production curve
               - Completion report
               - Historical production data
               - Engineering well files
               - Geological maps (if available)
               - Logs (if available)

          o    Land/Legal Data
               - Net Profits Interest schedule for all properties
               - Land files
               - Payout data

          o    Accounting Data
               - Lease operating statements by well
               - Gas marketing data
               - Oil marketing data
               - Gas balancing data

          2. Pay or provide for payment of the Partnership's liabilities and obligations to creditors (See -- "Liquidation") using the Partnership's cash on hand and proceeds from the sale of Partnership properties;

          3.   Conduct a final  accounting  and distribute any remaining cash to
               the  partners  of  the   Partnership   in  accordance   with  the
               Partnership Agreement;

          4.   Cause final Partnership tax returns to be prepared and filed with
               the  Internal  Revenue  Service  and  appropriate   state  taxing
               authorities;

          5.   Distribute   to  the   Limited   Partners   final  Form  K-1  tax
               information; and

          6. File a Certificate of Cancellation on behalf of the Partnership with the Secretary of State of the State of Texas.

     Auction. The Managing General Partner intends to engage the O&G Clearinghouse or another similar company to conduct live auctions for the sales working interests of the Partnership and the non-operating interests of the Pension Partnership. The O&G Clearinghouse (as well as other such auction companies) is in the business of conducting auctions for oil and gas properties. The O&G Clearinghouse establishes a data room, which they leave open for a period of time (generally three to four weeks), after which they hold a live auction. The O&G Clearinghouse requires advance registration for all bidders. Bidders may participate by invitation only, after having qualified as knowledgeable and sophisticated parties routinely or actively engaged in the oil and gas business. The O&G Clearinghouse publishes a brochure regarding the properties. The O&G Clearinghouse is headquartered in Houston, Texas. In auctions conducted by the O&G Clearinghouse, properties are generally grouped into small packages with a single field often comprising a property.

     Estimated Selling Costs. The expenses associated with the auction process (auctioneer's fee plus advertising fee) is expected to be approximately 7% of the sales price received. This does not include internal costs of the Managing General Partner with respect to the sales, nor fees owed to third parties for services incident to the sale. For example, if the Managing General Partner engaged a third party to sell the properties, this would entail an additional fee (although in such a case the Managing General Partner's internal costs would be lower). This also does not include the costs of the proxy solicitation. See "General Information-- Solicitation."

     Negotiated Sale. Although the Managing General Partner intends to offer the Partnership's and the Pension Partnership's Property Interests at auction, it is possible that the Managing General Partner or a third party engaged for the purpose of selling the Partnership's assets may approach other oil and gas companies and negotiate a sale of certain Property Interests. The Managing General Partner (or such third party) may solicit bids on the oil and gas properties for which the Managing General Partner is the operator. If the Managing General Partner (or third party) solicits bids, it will provide all interested parties with information about the properties needed to bid on such properties. Such information would include raw data and historical information on all of the operated properties that any of the partnerships managed by the Managing General Partner intends to sell. See "--Steps to Implement the Proposal." The data will be organized by property. Neither the Managing General Partner or any of its affiliates nor any other partnerships managed by the Managing General Partner will purchase any of the Partnership's properties in this manner. In the event of a bid that is lower than a price the Managing General Partner believes is reasonable, it may sell the property to a third party bidder for such lower bid price, use another method of sale such as an auction, or have the Partnership continue to hold such property for a while longer. If a property cannot be sold to a third party at auction or on a negotiated basis, which usually occurs because it has no appreciable value, often accompanied by the fact that the property requires expenditures to plug and abandon wells, the Managing General Partner may dispose of such property by conveying it to the operator or by conveying the property to itself, for no consideration. Determination as to whether any such conveyance will be made, including conveyances to the Managing General Partner in such cases, will be made solely by the Managing General Partner. The Managing General Partner is not currently aware of any Property Interests owned by the Partnership which are likely to be conveyed in this manner. In no event is the Managing General Partner obligated to purchase any of the Property Interests.

     Other. Any sale of the Partnership Property Interests and the subsequent liquidating distributions to the Limited Partners, if any, pursuant to the Proposal will be taxable transactions under federal and state income tax laws. See "Federal Income Tax Consequences."

Impact on the Managing General Partner

     The Managing General Partner will be economically impacted by liquidation in at least two ways. First, to the extent of its ownership of Units, liquidation will have the same effect on it as on the Limited Partners. See "--Estimate of Liquidating Distribution Amount," and "--Estimated Share of Limited Partners' Net Distributions from Continued Operations." Second, because of the dissolution and liquidation of the Partnership, together with liquidation of other partnerships, the Managing General Partner will no longer hold the majority interest in various wells. Different operators are likely to be selected and the Managing General Partner will therefore lose revenues that it currently realizes from its role as operator for those properties. The Managing General Partner is making its recommendations as set forth below, on the basis of its fiduciary duty to the Limited Partners, rather than on the basis of the direct economic impact on the Managing General Partner.

Recommendation of the Managing General Partner

     For the foregoing reasons, the Managing General Partner believes that it is in the best interests of the Limited Partners to dissolve and liquidate the Partnership in an effort to maximize the value of the Partnership's remaining assets and the amounts distributed to Limited Partners and to accelerate the receipt of such liquidating distributions. The Managing General Partner believes that through the liquidation of the Partnership's remaining assets in the near term, Limited Partners will benefit from the current higher levels of oil and gas prices and therefore, may receive a greater liquidating cash distribution than if the Partnership were to continue to operate as a going concern, and be subject to possible future negative changes in oil and gas prices. Additionally, distribution amounts will be affected by the anticipated continuation of declines in revenues and the continuing relatively fixed general and administrative and operating expenses that will be incurred by the Partnership. Continued operations of the Partnership would mean continuation of the additional costs incurred by the Limited Partners, including the costs associated with inclusion of information from the Schedule K-1 relating to the Partnership in their personal income tax returns. Termination of the Partnership will allow the current receipt of the remaining value of the Partnership and the preparation of a final tax return, and will make available certain additional tax deductions.

     The Managing General Partner recommends that the Limited Partners vote FOR the Proposal.


                         FEDERAL INCOME TAX CONSEQUENCES

General

     The following summarizes certain federal income tax consequences to the Limited Partners arising from the Partnership's proposed sale of its oil and gas properties and liquidation pursuant to the Proposal. This discussion is not based upon an opinion of counsel and it is possible that results different than those described may occur. Statements of legal conclusions regarding tax consequences are based upon relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and accompanying Treasury Regulations, as in effect on the date hereof, upon reported judicial decisions and published positions of the Internal Revenue Service (the "Service"), and upon further assumptions that the Partnership constitutes a partnership for federal tax purposes and that the Partnership will be liquidated as described herein. The laws, regulations, administrative rulings and judicial decisions which form the basis for conclusions with respect to the tax consequences described herein are complex and are subject to prospective or retroactive change at any time and any change may adversely affect Limited Partners.

     This summary does not describe all the tax aspects which may affect Limited Partners because the tax consequences may vary depending upon the individual circumstances of a Limited Partner. It is generally directed to individual Limited Partners who are the original purchasers of the Units and hold interests in the Partnership as "capital assets" (generally, property held for investment). Each Limited Partner that is a corporation, trust, estate, tax exempt entity, or other partnership is strongly encouraged to consult its own tax advisor as to the rules which are specifically applicable to it. Except as otherwise specifically set forth herein, this summary does not address foreign, state or local tax consequences, and is inapplicable to nonresident aliens, foreign corporations, debtors under the jurisdiction of a court in a case under federal bankruptcy laws or in a receivership, foreclosure or similar proceeding, or an investment company, financial institution or insurance company.

Taxable Gain or Loss Upon Sale of Properties

     Limited Partners will realize and recognize gain or loss, or a combination of both, upon the Partnership's sale of its properties prior to liquidation. The amount of gain realized with respect to each oil and gas property, or related asset, will be an amount equal to the excess of the amount realized by the Partnership and allocated to the Limited Partner (i.e., cash or consideration received) over the Limited Partner's adjusted tax basis for such property. Conversely, the amount of loss realized with respect to each property or related asset will be an amount equal to the excess of the Limited Partner's tax basis over the amount realized by the Partnership for such property and allocated to the Limited Partner. It is projected that taxable gain will be realized upon the sale of Partnership properties and that such gain will be allocated among the Limited Partners in accordance with the Partnership Agreement. The Partnership Agreement includes an allocation provision that requires allocations pursuant to a liquidation be made among Partners in a fashion that equalizes capital accounts of the Partners so that the amount in each Partner's capital account will reflect such Partner's sharing ratio of income and loss. The extent to which capital accounts can be equalized, however, is limited by the amount of gain and loss available to be allocated.

     Because the oil and gas properties, and related assets, owned by the Partnership are properties used in a trade or business, the character of gains and losses realized by the Partners generally will be governed by Section 1231 of the Code. Deductions for intangible drilling and development costs, depletion and depreciation expenses with respect to these properties, however, may be subject to recapture as ordinary income, in an amount which does not exceed gain recognized. With respect to properties placed in service after 1986, Code
Section 1254 recaptures all intangible drilling and development costs and depletion (to the extent of basis) as ordinary income. The Partnership did not incur material amounts of intangible drilling and development costs, and accordingly the recapture of same is not expected to be material.

     Realized gains and losses generally must be recognized and reported in the year the sale occurs. Accordingly, each Limited Partner will realize and recognize his allocable share of gains and losses in his tax year within which the Partnership properties are sold. Each Limited Partner's recognized allocable share of the net Partnership 1231 gains or losses must be netted with that Limited Partner's individual section 1231 gains and losses recognized during the year in order to determine the character of such net gains or net losses under section 1231. Net gains will be treated as capital gains except to the extent recharacterized as ordinary income due to recapture and net losses will be treated as ordinary losses.

Liquidation of the Partnership

     After sale of its properties, the Partnership's assets will consist solely of cash which it will distribute to its partners in complete liquidation. The Partnership will not realize gain or loss upon such distribution of cash to its partners in liquidation. If the amount of cash distributed to a Limited Partner in liquidation is less than such Limited Partner's adjusted tax basis in his Partnership interest, the Limited Partner will realize and recognize a capital loss to the extent of the excess. If the amount of cash distributed is greater than such Limited Partner's adjusted tax basis in his Partnership interest, the Limited Partner will recognize a capital gain to the extent of the excess. Because each Limited Partner paid a portion of syndication and formation costs upon entering the Partnership, neither of which costs were deductible expenses, it is anticipated that liquidating distributions to Limited Partners will be less than such Limited Partners' bases in their Partnership interests and thusly will generate capital losses.

Capital Gain Tax

     Net long-term capital gains of individuals, trusts and estates will be taxed at a maximum rate of 28%, while ordinarily income, including income from the recapture of intangible drilling and development costs, depreciation and depletion, will be taxed at a maximum rate depending on that Limited Partner's taxable income of 36% or 39.6%. With respect to net capital losses, other than
Section 1231 net losses, the amount of net long-term capital loss that can be utilized to offset ordinary income will be limited to the sum of net capital gains from other sources recognized by the Limited Partner during the tax year, plus $3,000 ($1,500, in the case of a married individual filing a separate return). The excess amount of such net long-term capital loss may be carried forward and utilized in subsequent years subject to the same limitations.

Passive Loss Limitations

     Limited Partners that are individuals, trusts, estates, or personal service corporations are subject to the passive activity loss limitations rules that were enacted as part of the Tax Reform Act of 1986.

     A Limited Partner's allocable share of Partnership income, gain, loss, and deduction is treated as derived from a passive activity, except to the extent of Partnership portfolio income, which includes interest, dividends, royalty income and gains from the sale of property held for investment purposes. A Limited Partner's allocable share of any gain realized on sale of Partnership properties (other than gain from the sale of portfolio investments) will be characterized as passive activity income that may be offset by passive activity losses from other passive activity investments. Moreover, because the sale of properties and liquidation of the Partnership will terminate the Limited Partner's interest in the passive activity, a Limited Partner's allocable share of any loss (i) previously realized as a Limited Partner in the Partnership and suspended because of its passive characterization, (ii) realized on the liquidating sale of Partnership properties, or (iii) realized by the Limited Partner upon liquidation of his Partnership interest, will not be characterized as losses from a passive activity.

     THE FOREGOING DISCUSSION IS INTENDED TO BE A SUMMARY OF CERTAIN INCOME TAX CONSIDERATIONS OF THE SALE OF PROPERTIES AND LIQUIDATION. EACH LIMITED PARTNER SHOULD CONSULT HIS OWN TAX ADVISOR CONCERNING ITS PARTICULAR TAX CIRCUMSTANCES AND THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO HIM OF THE SALE OF PROPERTIES AND THE LIQUIDATION OF THE PARTNERSHIP.

                           BUSINESS OF THE PARTNERSHIP

     The Partnership is a Texas limited partnership formed September 30, 1990. Units in the Partnership are registered under Section 12(g) of the Securities Exchange Act of 1934. In addition to the following information about the business of the Partnership, see the attached Annual Report on Form 10-K for the year ended December 31, 1996, and its quarterly report on Form 10-Q for the second quarter of 1997, both included herewith.

Reserves

     For information about the Partnership's interest in oil and gas reserves and future net revenue expected from the production of those reserves as of December 31, 1996, see the attached report, which was audited by H. J. Gruy and Associates, Inc., independent petroleum consultants. It should be noted that the reserve estimates in the Annual Report on Form 10-K reflect the entire Partnership reserves and that the reserve report in the attached letter from H.
J. Gruy and Associates, Inc. reflects only the Limited Partners' share of the Partnership's estimated oil and gas reserves. This report has not been updated to include the effect of production since year-end 1996, nor has the annual review of estimated quantities done each year-end taken place for 1997.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates and timing of production, future costs and future development plans. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ from those in the attached report. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate, and, as a general rule, reserve estimates based upon volumetric analysis are inherently less reliable than those based on lengthy production history. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

     In estimating the Partnership's interest in oil and natural gas reserves, the Managing General Partner has used flat pricing based upon estimates of 1997 average prices, without escalation, except in those instances where fixed and determinable gas price escalations are covered by contracts, limited to the price the Partnership reasonably expects to receive. These pricing assumptions vary from those mandated by the Securities and Exchange Commission ("SEC") for reserves disclosures under applicable SEC rules, which require use of prices at year-end, although the discount rate and lack of escalation are the same. If estimates of reserves and future net revenues had been prepared using December 31, 1996 prices, as mandated by the SEC, reserves, future net revenues and the present value thereof would be significantly higher. The Managing General Partner has determined not to use these higher prices because current estimates of 1997 average prices more accurately reflect prices purchasers of properties are willing to pay, rather than higher values which do not reflect the decrease in prices since year-end 1996. For example, the weighted average price of gas received by the Partnership during the first six months of 1997 was $2.35 per Mcf, as compared to $4.72 per Mcf at December 31, 1996. The Managing General Partner does not believe that any favorable or adverse event causing a significant change in the estimated quantity of proved reserves set forth in the attached report has occurred between December 31, 1996, and the date of this Proxy Statement.

     Future prices received for the sale of the Partnership's products may be higher or lower than the prices used in the Partnership's estimates of oil and gas reserves; the operating costs relating to such production may also increase or decrease from existing levels.

The Managing General Partner

     Subject to certain limitations set forth in the Partnership Agreement, the Managing General Partner has full, exclusive and complete discretion in the management and control of the business of the Partnership. The Managing General Partner has general liability for the debts and obligations of the Partnership.

     The Managing General Partner is engaged in the business of oil and gas exploration, development and production, and the Managing General Partner serves as the general partner of a number of other oil and gas income and pension partnerships. The Managing General Partner's common stock is traded on the New York and Pacific Stock Exchanges.

     The principal executive offices of the Managing General Partner are located at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, telephone number
(281) 874-2700.

Transactions Between the Managing General Partner and the Partnership

     The Managing General Partner receives operating fees for wells in which the Partnership has a working interest and for which the Managing General Partner or its affiliates serve as operator. It is anticipated that, due to the sale of interests in wells by the Partnership, the Managing General Partner will no longer serve as operator for a number of the wells in which the Partnership has a working interest. To the extent that the operator changes because of a change in ownership of the properties, the Managing General Partner will lose the revenues it currently earns as operator, which are less than 1.0% of the Managing General Partner's net revenues. The Managing General Partner believes, however, that it will be positively affected, on the other hand, by liquidation of the Partnership, on the basis of its ownership interest in the Partnership. See "The Proposal--Estimates of Liquidating Distribution Amount," and "The Proposal--Impact on the Managing General Partner."

     Under the Partnership Agreement, the Managing General Partner has received certain compensation for its services and reimbursement for expenditures made on behalf of the Partnership, which was paid at closing of the offering of Units, in addition to revenues distributable to the Managing General Partner with respect to its general partnership interest or limited partnership interests it has purchased. In addition to those revenues, compensation and reimbursements, the following summarizes the transactions between the Managing General Partner and the Partnership pursuant to which the Managing General Partner has been paid or has had its expenses reimbursed on an ongoing basis:

     o The Managing General partner has received management fees of $142,380, internal acquisition costs reimbursements of $294,969 and formation costs reimbursements of $113,904 from the Partnership from inception through June 30, 1997.

     o The Managing General Partner receives per-well monthly operating fees from the Partnership for certain producing wells in which the
          Partnership owns Property Interests and for which it serves as operator in accordance with the joint operating agreements for each of such wells. The fees that are set in the joint operating agreements are negotiated with the other working interest owners of the properties.

     o The Managing General Partner is entitled to be reimbursed and has been reimbursed from inception to June 30, 1997, $563,288 for general and administrative costs incurred on behalf of and allocable to the Partnership, including employee salaries and office overhead. Amounts are calculated on the basis of Limited Partner capital contributions to the Partnership relative to limited partner contributions of all partnerships for which the Managing General Partner serves as Managing General Partner.

     o The Managing General Partner has been reimbursed $24,165 for direct expenses, all of which were billed by, and then paid directly to, third party vendors.

No Trading Market

     There is no trading market for the Units, and none is expected to develop. Under the Partnership Agreement, the Limited Partners have the right to present their Units to the Managing General Partner for repurchase at a price determined in accordance with the formula established by Article XVIII of the Partnership Agreement. Originally, 539 Limited Partners invested in the Partnership. Through December 31, 1996, the Managing General Partner had purchased 3,547 Units from Limited Partners pursuant to the right of presentment. As of September 15, 1997, there were 502 Limited Partners (excluding the Managing General Partner). The Managing General Partner does not have an obligation to repurchase Limited Partner interests pursuant to this right of presentment but merely an option to do so when such interests are presented for repurchase.

Principal Holders of Limited Partner Units

     The Managing General Partner holds 6.26% of the Units of the Partnership. To the knowledge of the Managing General Partner, there is no holder of Units that holds more than 5% of the Units.

Approvals

     No federal or state regulatory requirements must be satisfied or approvals obtained in connection with the sale of the Partnership's Property Interests.

Legal Proceedings

     The Managing General Partner is not aware of any material pending legal proceedings to which the Partnership is a party or of which any of its property is the subject.


       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE AND ATTACHMENT OF
                             SUCH INFORMATION HERETO

     The Partnership's Annual Report on Form 10-K for the year ended December 31, 1996, and its quarterly report on Form 10-Q for the second quarter of 1997, which are attached hereto and incorporated herein by reference.

                                 OTHER BUSINESS

     The Managing General Partner does not intend to bring any other business before the Meeting and has not been informed that any other matters are to be presented at the Meeting by any other person.


                                     SWIFT ENERGY COMPANY
                                     as Managing General Partner of
                                     Swift Energy Income Partners 1990-C, Ltd.



                                     /s/ John R. Alden
                                     -------------------------------------------
                                     John R. Alden
                                     Secretary

                                  FORM OF PROXY

                    SWIFT ENERGY INCOME PARTNERS 1990-C, LTD.

                 This Proxy is Solicited by the Managing General
             Partner for a Special Meeting of Limited Partners to be
                            held on October 30, 1997

     The undersigned hereby constitutes and appoints A. Earl Swift, Bruce H. Vincent, Terry E. Swift, or John R. Alden, as duly authorized officers of Swift Energy Company, acting in its capacity as Managing General Partner of the Partnership, or any of them, with full power of substitution and revocation to each, the true and lawful attorneys and proxies of the undersigned at a Special Meeting of the Limited Partners (the "Meeting") of SWIFT ENERGY INCOME PARTNERS 1990-C, LTD. (the "Partnership") to be held on October 30, 1997 at 4:00 p.m. Houston time, at 16825 Northchase Drive, Houston, Texas, and any adjournments thereof, and to vote as designated, on the matter specified below, the Partnership Units standing in the name of the undersigned on the books of the Partnership (or which the undersigned may be entitled to vote) on the record date for the Meeting with all powers the undersigned would possess if personally present at the Meeting:




The adoption of a proposal         FOR           AGAINST            ABSTAIN
("Proposal") for (a) sale of
substantially all of the           [ ]             [ ]                [ ]
assets of the Partnership
(consisting of its net
profits interest), and
(b) the dissolution, winding
up and termination of the
Partnership.  The undersigned
hereby directs said proxies
to vote:

     This proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, it will be voted FOR the Proposal.

     Receipt of the Partnership's Notice of Special Meeting of Limited Partners and Proxy Statement dated September 30, 1997 is acknowledged.



                PLEASE SIGN AND RETURN THE PROXY IN THE ENCLOSED,
                     POSTAGE-PAID, PRE-ADDRESSED ENVELOPE BY
                                OCTOBER 24, 1997.



SIGNATURE                                         DATE
          ---------------------------                  -------------------------

SIGNATURE                                         DATE
          ---------------------------                  -------------------------

SIGNATURE                                         DATE
          ---------------------------                  -------------------------

     If Limited Partnership Units are held jointly, all joint tenants must sign.

     The Partnership's Annual Report on Form 10-K for the year ended December 31, 1996 and its quarterly report on Form 10-Q for the second quarter of 1997 are included with this Proxy Statement and incorporated herein by reference. See "Incorporation of Certain Information By Reference and Attachment of Such Information Hereto." Additionally, a reserve report dated May 20, 1997, prepared as of December 31, 1996, and audited by H. J. Gruy and Associates, Inc., is attached hereto.


                                TABLE OF CONTENTS


SUMMARY  ....................................................................  1

PARTNERSHIP PROPERTY INTERESTS...............................................  2

SPECIAL CONSIDERATIONS.......................................................  3
         Reasons for the Proposal............................................  3
         Fairness of the Proposal............................................  4

GENERAL INFORMATION..........................................................  7
         Vote Required.......................................................  7
         Proxies; Revocation.................................................  7
         Dissenters' Rights..................................................  8
         Solicitation........................................................  8

RISK FACTORS.................................................................  8
         Uncertainty of Liquidating Distributions............................  8
         Undetermined Sales Prices; Volatility of Oil and Gas Prices.........  8
         Dependence on Operating Partnerships................................  9
         Prices Used for Calculation of PV-10 Value of Proceeds Reserves.....  9

THE PROPOSAL.................................................................  9
         General  ...........................................................  9
         Partnership Financial Performance and Condition..................... 10
         Estimates of Liquidating Distribution Amount........................ 13
         Comparison of Sale Versus Continuing Operations..................... 16
         Reasons for the Proposal............................................ 16
         Simultaneous Proposal to Operating Partnerships..................... 18
         Steps to Implement the Proposal..................................... 18
         Impact on the Managing General Partner.............................. 20
         Recommendation of the Managing General Partner...................... 21

FEDERAL INCOME TAX CONSEQUENCES.............................................. 21
         General  ........................................................... 21
         Taxable Gain or Loss Upon Sale of Properties........................ 22
         Liquidation of the Partnership...................................... 22
         Capital Gains Tax................................................... 23
         Passive Loss Limitations............................................ 23

BUSINESS OF THE PARTNERSHIP.................................................. 24
         Reserves ........................................................... 24
         The Managing General Partner........................................ 25
         Transactions Between the Managing General Partner and the
                  Partnership................................................ 25

         No Trading Market................................................... 28
         Principal Holders of Limited Partner Units.......................... 28
         Approvals........................................................... 28
         Legal Proceedings................................................... 28

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
         AND ATTACHMENT OF SUCH INFORMATION HERETO........................... 26

OTHER BUSINESS............................................................... 27

FORM OF PROXY................................................................ 28

                                       ii